Exhibit 10.18
Description of Oral Amendment of Purchase Agreement

Purchase Agreement :

Party A: Meihekou City Hengyide Warehouse Logistics Co., Ltd.

Party B: Ganzhi Ginseng Products Co Ltd & China Ginseng Holding Inc

As per negotiation between Party A and B in relation to the premise located in the address of a PRC company named in Tonghua Diyuan Grape Wine Co., Ltd., it is agreed as follow:

1) Party A and B shall go to the PRC auction company Jilin Mingshi Auction Co. Ltd. (“Jinlin Mingshi”) together to apply for the change of the purchaser’s name from Party A to Party B. The application fee is borne by Party B.

2) All details/content of the location, land area and facilities that to be acquired originally by Party A from Jinlin Minshi remain unchanged. The consideration of RMB 9,000,000 and the agency commission that to be originally paid by Party A are remain unchanged and shall be paid by Party B to Party A.

3) Payment method: This agreement is become effective upon date of signing, Party B shall pay Party A of RMB 500,000 before 20 March 2010, the remaining balance shall be repaid in full before end of June 2010.

4) The consideration of RMB 9,000,000 is calculated with the bank’s lending rate, and shall be paid by Party B to Party A.

5) Party A is agreed to waive the rental expenses incurred by Party B for using the premise for the period from Jan to Feb 2010.

6) If the remaining balance is not settled within June 2010, Party A has the right to repossess the premise and confiscate the deposit paid to Party A. And Party B is liable to compensate Party A for an amount equivalent to 6 month’s rental expenses for using the premise.

7) Both parties shall obey the terms set out in this agreement. This agreement comes into force promptly after the representatives of both parties sign and put on the seal.

8) This agreement is made in 2 copies, both parties hold one.

Meihekou Hengyide Warehouse Logistics Co., Ltd. (with company seal)
Legal Representative: (signature)

Jilin Ganzhi Ginseng Products Co., Ltd (with company seal)
Legal Representative: Zhang Yuxiang

China Ginseng Holdings Inc. (with company seal)
Legal Representative: Liu Changzhen

Oral Amendment:

 Meihekou and China Ginseng entered into a purchase agreement of certain production factory  for total consideration of 9,000,000 RMB dated March 2, 2010.  China Ginseng paid 500,000 RMB (about USD $75,207 ) on June 24, 2010;  obtained an 8 million RM(about USD $1,203,312 ) bank loan to pay Meihekou  on November 8, 2010; and paid 100,000 RMB (about USD $15,041) in December, 2010. The remaining balance 400,000 RMB (about USD $60,167 ) should be paid off by end of June 2010 pursuant to the purchase agreement, however, Meihekou oranlly agreed to  extend the due date of the remaining 400,000RMB (about USD $60,167)  to December 31, 2011.